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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Helmerich & Payne, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1437 SOUTH BOULDER AVENUE
TULSA, OKLAHOMA 74119

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      Notice is hereby given that the Annual Meeting of Stockholders of Helmerich & Payne, Inc., will be held at Boulder Towers, Granite Room, First Floor, 1437 South Boulder Avenue, Tulsa, Oklahoma, at 12:00 noon, Tulsa time, on Wednesday, March 2, 2005, for the following purposes:

1. To elect three Directors comprising the class of Directors of the Company known as the “Second Class” for a three-year term expiring in 2008.

2. To consider and transact any other business which properly may come before the meeting or any adjournment thereof.

      In accordance with the By-laws, the close of business on January 10, 2005, has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, said meeting. The stock transfer books will not close.

      The Company’s Proxy Statement is submitted herewith and is first being sent or given to the stockholders on or about January 26, 2005. The Annual Report for the year ended September 30, 2004, has either been mailed previously to stockholders or accompanies this Proxy Statement.

      STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON, BUT WISH THEIR STOCK TO BE VOTED ON MATTERS TO BE TRANSACTED, ARE URGED TO SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

By Order of the Board of Directors

STEVEN R. MACKEY
Secretary

Tulsa, Oklahoma

January 26, 2005

1437 SOUTH BOULDER AVENUE
TULSA, OKLAHOMA 74119

PROXY STATEMENT

GENERAL INFORMATION

      The enclosed proxy is being solicited by and on behalf of the Board of Directors of Helmerich & Payne, Inc. (the “Company”), and will be voted at the Annual Meeting of Stockholders on March 2, 2005. This statement and the accompanying proxy are first being sent or given to stockholders on or about January 26, 2005.

      Any stockholder giving a proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivery of a later-dated proxy.

      The cost of this solicitation will be paid by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. The Company does not intend to cause a solicitation to be made by specially engaged employees or other paid solicitors.

      At the close of business on January 10, 2005, there were 50,690,189 issued and outstanding shares of the common stock of the Company, the holders of which are entitled to one vote per share on all matters. There is no other class of securities of the Company entitled to vote at the meeting. Only stockholders of record at the close of business on January 10, 2005, will be entitled to vote at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth the name and address of each stockholder of the Company who, to the knowledge of the Company, beneficially owns more than 5% of the Company’s common stock, the number of shares beneficially owned by each, and the percentage of outstanding stock so owned, as of January 10, 2005.

		Amount and
		Nature of
Title	Name and Address	Beneficial	Percent
of Class	of Beneficial Owner	Ownership(1)	of Class

Common Stock	State Farm Mutual Automobile Insurance Company One State Farm Plaza Bloomington, Illinois 61710	4,148,500 (2)	8.184%
Common Stock	FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	2,904,005 (3)	5.729%

(1)	Unless otherwise indicated, all shares are owned directly by the named entity, with such entity possessing sole voting and dispositive power with respect to such shares.

(2)	State Farm Mutual Automobile Insurance Company has sole power to vote or to direct the vote of 4,128,600 shares and has shared dispositive power over 19,900 shares. This information is based upon State Farm Mutual Automobile Insurance Company’s Schedule 13G Amendment dated January 21, 2004.

(3)	Includes 1,887,105 shares beneficially owned by Fidelity Management & Research Company, 787,800 shares beneficially owned by Fidelity Management Trust Company and 229,100 shares beneficially owned by Fidelity International Limited. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity Management and Research Company and the Fidelity Funds, each has sole power to dispose of 1,887,105 shares. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds which power resides with the Fidelity Funds’ Board of Trustees. Fidelity Management & Research Company carries out voting of the shares under written guidelines established by the Fidelity Funds Board of Trustees. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 787,800 shares and the sole power to vote or to direct the voting of 787,800 shares which are owned by institutional account(s). Fidelity International Limited has sole voting and dispositive power over 229,100 shares. This information is based upon FMR Corp.’s Schedule 13(G) dated September 10, 2004.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth the total number of shares of common stock beneficially owned by each of the present Directors and nominees, the Company’s Chief Executive Officer (“CEO”) and all other executive officers (the CEO and other executive officers collectively, the “named executive officers”), and all Directors and executive officers as a group, and the percent of the outstanding common stock so owned by each as of January 10, 2005.

		Amount and
		Nature of		Percent
Directors and Named		Beneficial		of
Executive Officers	Title of Class	Ownership(1)		Class(2)

W. H. Helmerich, III	Common Stock	1,730,490	(3)	3.41%
Hans Helmerich	Common Stock	1,105,690	(4)	2.19%
George S. Dotson	Common Stock	641,894	(5)	1.25%
Douglas E. Fears	Common Stock	202,405	(6)
Steven R. Mackey	Common Stock	122,881	(7)
L.F. Rooney, III	Common Stock	40,841	(8)
John D. Zeglis	Common Stock	14,841	(9)
Glenn A. Cox	Common Stock	13,841	(10)
William L. Armstrong	Common Stock	12,841	(11)
Edward B. Rust, Jr.	Common Stock	11,241	(12)
Paula Marshall-Chapman	Common Stock	4,362	(13)
All Directors and Executive Officers as a Group	Common Stock	3,901,327	(14)	7.44%

(1)	Unless otherwise indicated, all shares are owned directly by the named person, and he or she has sole voting and investment power with respect to such shares.

(2)	Percentage calculation not included if beneficial ownership is less than one percent of class.

(3)	Includes 120,000 shares owned by The Helmerich Foundation, an Oklahoma charitable trust, for which Mr. Helmerich is Trustee, and 20,000 shares owned by Ivy League, Inc., of which Mr. Helmerich is President and Director. Mr. Helmerich possesses sole voting and investment power over all indirectly owned shares.

(4)	Includes options to purchase 839,475 shares; 10,513 shares fully vested under the Company’s 401(k) Plan; 21,465 shares owned by Mr. Helmerich’s wife, with respect to which he has disclaimed all beneficial ownership; 14,800 shares held by Mr. Helmerich as Trustee for various trusts for members of his immediate family, as to which he has sole voting and investment power; 2,000 shares held by Mr. Helmerich as a Co-trustee for a family trust for which he shares voting and investment power; and 69,945 shares held by The Helmerich Trust, an Oklahoma charitable trust, for which Mr. Helmerich is a Co-trustee, and for which he shares voting and investment power.

(5)	Includes options to purchase 554,030 shares; 4,976 shares fully vested under the Company’s 401(k) Plan; 35,554 shares owned by Mr. Dotson’s wife, with respect to which he has disclaimed all beneficial ownership; and 18,625 shares owned by The Dotson Family Charitable Foundation, for which Mr. Dotson is Co-trustee, and for which he shares voting and investment power.

(6)	Includes options to purchase 180,112 shares; 1,296 shares fully vested under the Company’s 401(k) Plan; and 800 shares owned by a charitable foundation, for which Mr. Fears is Co-trustee, and for which he shares voting and investment power.

(7)	Includes options to purchase 117,301 shares and 1,580 shares fully vested under the Company’s 401(k) Plan.

(8)	Includes 29,000 shares held by a corporation controlled by Mr. Rooney and options to purchase 7,841 shares.

(9)	Includes options to purchase 7,841 shares.

(10)	Includes options to purchase 7,841 shares and 2,000 shares held in a revocable trust known as the Glenn A. Cox Trust, UTA, with respect to which voting and investment power are shared with Mr. Cox’s wife.

(11)	Includes options to purchase 7,841 shares.

(12)	Includes options to purchase 7,841 shares.

(13)	Includes options to purchase 4,162 shares.

(14)	Includes options to purchase 1,734,285 shares and 18,365 shares fully vested under the Company’s 401(k) Plan.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Board of Directors of the Company (“Board”) is divided into three classes — First Class, Second Class, and Third Class — whose terms expire in different years. The terms of the Directors of the Second Class expire this year, and their successors are to be elected at this Annual Meeting. The terms of the Directors of the Third Class and the First Class do not expire until 2006 and 2007, respectively, and consequently their successors are not to be elected at this Annual Meeting. Upon the conclusion of this Annual Meeting, the First, Second and Third Classes of Directors will be comprised of three Directors each.

      The Directors belonging to the First Class and the Third Class, which are not coming up for election at this meeting, and Nominees for Directors of the Second Class, are as follows:

Directors of the First Class

				Year
		Expiration		First
		of Present		Became
Name	Age	Term	Principal Occupation And Current Directorships	Director

Hans Helmerich	46	2007	President of the Company and Chief Executive Officer; holds positions as Chairman, or President or Executive Vice President and as Chief Executive Officer of subsidiary companies. Director of Atwood Oceanics, Inc. and Cimarex Energy Co.	1987
George S. Dotson	64	2007	Vice President of the Company and President and Chief Operating Officer of Helmerich & Payne International Drilling Co.; holds similar positions as President and Chief Operating Officer of Helmerich & Payne International Drilling Co. subsidiary companies. Director of Atwood Oceanics, Inc. and Varco International, Inc.	1990
Paula Marshall- Chapman	51	2007	Chief Executive Officer of The Bama Companies, Inc. (manufacturer and marketer of food products). Director of BOK Financial Corp.	2002

Directors of the Third Class

				Year
		Expiration		First
		of Present		Became
Name	Age	Term	Principal Occupation And Current Directorships	Director

W. H. Helmerich, III	82	2006	Chairman of the Board of the Company.	1949
Glenn A. Cox	75	2006	Retired President and Chief Operating Officer of Phillips Petroleum Company (large integrated oil company). Director of Cimarex Energy Co.	1992
Edward B. Rust, Jr.	54	2006	Chairman of the Board and Chief Executive Officer of State Farm Mutual Automobile Insurance Company. Director of State Farm VP Management Corp.; State Farm Mutual Fund Trust; The McGraw-Hill Companies, Inc. and Caterpillar, Inc.	1997

Nominees for Directors of the Second Class

				Year
		Expiration		First
		of Present		Became
Name	Age	Term	Principal Occupation And Current Directorships	Director

John D. Zeglis	57	2005	Retired Chief Executive Officer and Chairman, AT&T Wireless Services, Inc. (wireless phone services company). Director of Georgia-Pacific Corporation and State Farm Mutual Automobile Insurance Company.	1989
William L. Armstrong	67	2005	Chairman of Cherry Creek Mortgage Company (mortgage banking); The El Paso Mortgage Company (mortgage banking); and Centennial State Mortgage Company (mortgage banking). Chairman of Denver-based Oppenheimer Funds.	1992
L.F. Rooney, III	51	2005	Chairman and Chief Executive Officer of Rooney Holdings, Inc. (holding company with interests in construction, construction management, electronics and building components). Director of BOK Financial Corp. and Cimarex Energy Co.	1996

      Messrs. Hans Helmerich and George S. Dotson are Directors of Atwood Oceanics, Inc. (“Atwood”), and the Company, through its wholly-owned subsidiary, owns common stock of Atwood. As a result, Atwood may be deemed to be an affiliate of the Company.

      With regard to the election of Directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Unless otherwise specified, the proxies on the enclosed form which are executed and returned will be voted for the nominees listed above as “Nominees for Directors of the Second Class.” The proxies executed and returned on the enclosed form can be voted only for the named nominees. If any one of the nominees is not a candidate at the Annual Meeting, an event which management does not anticipate, the proxies will be voted for a substitute nominee. The election of Directors will require the affirmative vote of a plurality of the shares of common stock voting in person or by proxy at the Annual Meeting. In all matters other than election of Directors, a majority of shares of common stock voting in person or by proxy is required for approval. Abstentions and broker non-votes shall not be counted except for purposes of determining the presence of a quorum at the meeting.

      The Company’s transfer agent will tabulate all votes which are received prior to the date of the Annual Meeting. The Company has appointed two employee inspectors to receive the transfer agent’s tabulation, to tabulate all other votes, and to certify the voting results.

      The principal occupation of each of the Directors and the Nominees for Directors of the Second Class is as set forth in the tables above and has been the same occupation for the past five years except with respect to Mr. John D. Zeglis, who was President of AT&T Corporation from 1997 to December, 1999 and Chief Executive Officer and Chairman of AT&T Wireless Services, Inc. from December, 1999 to November, 2004, Mr. Hans Helmerich is a son of Mr. W. H. Helmerich, III.

Attendance

      There were four regularly scheduled meetings of the Board held during fiscal 2004. The Company requires each Director to make a diligent effort to attend all Board and Committee meetings as well as the annual meeting of the stockholders. All of the Company’s Directors attended the 2004 Annual Meeting of the Stockholders. With the exception of Mr. L.F. Rooney, III, no Director attended fewer than 75% of the aggregate of the total number of meetings of the Board and its committees held during fiscal 2004.

Committees

      Messrs. Cox (Chairman), Rust, and Rooney are members of the Audit Committee. The Board has adopted a written charter for the Audit Committee. The primary functions of the Audit Committee are to assist the Board in fulfilling its independent and objective oversight responsibilities of financial reporting and internal financial and accounting controls of the Company and to monitor the qualifications, independence and performance of the Company’s independent accountants. The Board has determined that Mr. Glenn Cox is an “audit committee financial expert” as defined by Item 401 of Regulation S-K of the Securities and Exchange Commission (“SEC”). During the fiscal year ended September 30, 2004, the Audit Committee held nine meetings.

      Ms. Marshall-Chapman and Messrs. Armstrong and Zeglis (Chairman) are members of the Human Resources Committee (which functions as the Company’s compensation committee). The Board has adopted a written charter for the Human Resources Committee. The primary functions of the Human Resources Committee are to review and make decisions regarding compensation of the Company’s executive officers and make recommendations regarding compensation of non-employee members of the Company’s Board and to review and make recommendations or decisions regarding incentive compensation and equity-based compensation plans. During the year ended September 30, 2004, the Human Resources Committee held three meetings.

      Ms. Marshall-Chapman and Messrs. Armstrong, Cox, Rooney (Chairman), Rust, and Zeglis are members of the Nominating and Corporate Governance Committee. The Board has adopted a written charter for the Nominating and Corporate Governance Committee. The primary functions of the Committee are to identify and to recommend to the Board the selection of Director nominees for each annual meeting of stockholders or for any vacancies on the Board and to make recommendations to the Board regarding the adoption or amendment of corporate governance principles applicable to the Company. During the fiscal year ended September 30, 2004, the Nominating and Corporate Governance Committee held two meetings.

      The non-management Directors, in fiscal 2004, met without management, in regularly scheduled executive sessions. Mr. Zeglis was presiding Director for one executive session and Mr. Rooney was presiding Director at all other executive sessions.

Corporate Governance

      The Board has adopted Corporate Governance Guidelines to address significant corporate governance issues. The guidelines, as well as all Board committee charters, the Company’s Code of Business Conduct and Ethics, and the Code of Ethics for Principal Executive Officer and Senior Financial Officers are available on the Company’s website, www.hpinc.com, under “Corporate Governance” in the “Investor Relations” section. The information on the Company’s website is not incorporated by reference in this proxy statement. A printed copy of the above mentioned documents will be provided without charge upon written request to the Corporate Secretary of the Company.

      The Corporate Governance Guidelines provide a framework for the Company’s corporate governance initiatives and cover topics such as director independence and selection and nomination of director candidates, communication with the Board (all of which are addressed below), Board committee matters and other areas of import.

Director Independence.

      The Company’s Corporate Governance Guidelines provide that a majority of the Board must meet the requirements for being an independent director under the listing standards of the New York Stock Exchange (“NYSE”) and applicable law, including the requirement that the Board affirmatively determine that the Director has no material relationship with the Company. To guide its determination of whether a Director is independent, the Board has adopted the following categorical standards:

      A Director will not be independent if, within the preceding three years: (i) the Director was employed by the Company or any of its direct or indirect subsidiaries or affiliates; (ii) an immediate family member of the Director was employed by the Company as an executive officer; (iii) the Director was employed by or affiliated with the Company’s present or former internal auditors or independent auditors; (iv) an immediate family member of the Director was affiliated with or employed in a professional capacity by the Company’s present or former internal auditors or independent auditors; (v) the Director was employed, or an immediate family member of the Director was employed, as an executive officer of another company where any of the Company’s present executive officers served on such other company’s compensation committee; (vi) the Director, or an immediate family member of the Director, received more than $100,000 per year in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation not contingent on continued service; or (vii) the Director of the Company was an executive officer or an employee, or an immediate family member of the Director was an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1,000,000, or (b) two percent (2%) of such other company’s consolidated gross revenues.

      In addition, the following commercial and charitable relationships will not be considered material relationships that would impair a director’s independence: (i) the Director (or an immediate family member of the Director) is, or during the last fiscal year has been, an affiliate or executive officer of another company (including banks or financial institutions) to which the Company was indebted, or to which such other company was indebted to the Company, during the last or current fiscal year and the total amount of indebtedness did not exceed two percent (2%) of the total consolidated assets of the indebted entity at the end of such fiscal year; (ii) the Director (or an immediate family member of the Director) is, or during the last fiscal year has been, an executive officer, director or trustee of a charitable organization where the Company’s annual discretionary charitable contributions to the charitable organization, in the last or current fiscal year did not exceed the greater of $1,000,000 or two percent (2%) of that organization’s consolidated gross revenues; (iii) the Director (or an immediate family member of a Director) is a member of, employed by, or of counsel to a law firm or investment banking firm that performs services for the Company, provided the payments made by the Company to the firm during a fiscal year do not exceed two percent (2%) of the firm’s gross revenues for the fiscal year, and the Director’s relationship with the firm is such that his or her compensation is not linked directly or indirectly to the amount of payments the firm receives from the Company; or (iv) a relationship arising solely from a Director’s position as a director of another company that engages in a transaction with the Company shall not be deemed a material relationship or transaction that would cause a Director to not be independent.

      Finally, a Director who is a member of the Company’s Audit Committee will not be independent if such Director: (i) other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee, accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary (except for retirement benefits to the extent permitted by applicable SEC rules); or (ii) is an affiliated person (as defined by the SEC) of the Company or any subsidiary.

      Generally, types of relationships not addressed by the NYSE rules or otherwise described above will not cause an otherwise independent Director to be considered not independent. For relationships that do not fall within the categories delineated above, the Directors who are otherwise independent under the guidelines will determine whether a relationship is material and, therefore, whether the Director would be independent.

      After applying the standards set forth above in the Company’s Corporate Governance Guidelines, the Board determined that Ms. Marshall-Chapman and Messrs. Zeglis, Rust, Rooney, Cox and Armstrong had no material relationship with the Company and that each is independent under the categorical standards and the applicable requirements of the NYSE and applicable law.

Director Identification, Evaluation and Nomination.

      General Principles and Procedures. The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of familiarity and insight into the Company’s affairs that its Directors have accumulated during their tenure. Accordingly, the process for identifying nominees shall reflect the Company’s practice of re-nominating incumbent Directors who continue to satisfy the Nominating and Corporate Governance Committee’s (“Committee”) criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

      In general, and as more fully outlined in the Corporate Governance Guidelines, in considering candidates for election at annual meetings of stockholders, the Committee will (i) consider if the Director continues to satisfy the minimum qualifications for director candidates as set forth in the Corporate Governance Guidelines, (ii) assess the performance of the Director during the preceding term, and (iii) determine whether there exist any special, countervailing considerations against re-nomination of the Director.

      If the Committee determines that (i) an incumbent Director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as Director during the preceding term, and (ii) there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee’s view the incumbent should not be re-nominated, then the Committee will, absent special circumstances, propose the incumbent Director for re-election.

      The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filling vacancies or a decision of the Directors to expand the size of the Board. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates.

      As to each recommended candidate that the Committee believes merits consideration, the Committee will (i) cause to be assembled information concerning the background and qualifications of the candidate, (ii) determine if the candidate satisfies the minimum qualifications required by the Company’s Corporate Governance Guidelines, (iii) determine if the candidate possesses any of the specific qualities or skills that the Committee believes must be possessed by one or more members of the Board, (iv) consider the contribution that the candidate can be expected to make to the overall functioning of the Board, and (v) consider the extent to which the membership of the candidate on the Board will promote diversity among the Directors.

      Based on all available information and relevant considerations, the Committee will select and recommend to the Board a candidate who, in the view of the Committee, is most suited for membership on the Board.

      Stockholder Recommendations. The Committee shall consider recommendations for the nomination of qualified Directors submitted by holders of the Company’s shares entitled to vote generally in the election of Directors. The Committee will give consideration to these recommendations for positions on the Board where the Committee has determined not to re-nominate a qualified incumbent Director.

      For each annual meeting of stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider recommendations of nominees for Director who satisfy the minimum qualifications prescribed by the Company’s Corporate Governance Guidelines.

      Only those recommendations whose submission complies with the following procedural requirements will be considered by the Committee: (1) Stockholder Nominations to the Committee. The Committee will consider qualified nominees recommended by stockholders who may submit recommendations to the Corporate Secretary at the principal executive offices of the Company. To be considered by the Committee, stockholder nominations must be submitted before the Company’s fiscal year-end and must include the information listed in subpoints 2(i) and (ii)(a) and (c) below, together with a statement of the number of shares of Company stock beneficially owned by the stockholder making the nomination and by any other supporting stockholders. (2) Stockholder Nominations at the Annual Meeting. The By-laws of the Company provide that any stockholder who is entitled to vote for the election of Directors at a meeting called for such purpose may nominate persons for election to the Board. A stockholder desiring to nominate a person or persons for election to the Board must send a timely (see Stockholder Proposals on page 23) written notice to the Corporate Secretary setting forth in reasonable detail the following: (i) as to each person whom the stockholder proposes to nominate for election all information relating to such person that is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (ii) as to the stockholder giving notice (a) the name and address of the stockholder making the nomination, (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the nomination, and (c) a description of all arrangements or understandings between the stockholder and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the stockholder.

      Candidates for Director who are properly recommended by the Company’s stockholders will be evaluated in the same manner as any other candidate for Director. The Committee may require the candidate to furnish other information as the Committee may reasonably request to assist the Committee in determining the eligibility of the candidate to serve as a Director. The Committee (or the presiding officer at any meeting of the stockholders) may disregard the purported nomination of any person not made in compliance with these procedures.

Director Qualification Standards.

      All persons nominated to serve as a Director of the Company should possess the following minimum qualifications more fully discussed in the Company’s Corporate Governance Guidelines: all candidates (i) must be individuals of personal integrity and ethical character; (ii) should be free of conflicts of interest that would materially impair his or her judgment; (iii) must be able to represent fairly and equally all stockholders of the Company; (iv) must have demonstrated achievement in business, professionally, or the like; (v) must have sound judgment; (vi) must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company; (vii) must have, and be prepared to devote, adequate time to the Board and its committees; and (viii) must not conflict with any Company term or age limits for Directors. Also, as part of the nomination process, the Committee will consider diversity in professional background, experience, expertise, perspective, age, gender, and ethnicity with respect to Board composition as a whole, and the Committee will also ensure that: (i) at least a majority of the Directors serving at any time on the Board are independent, as defined under the rules of the NYSE and applicable law; (ii) at least three of the Directors satisfy the financial literacy requirements required for service on the Audit Committee under the rules of the NYSE; and (iii) at least some of the independent Directors have experience as senior executives of a public or substantial private company.

      These are only threshold criteria, however, and the Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

Communication with the Board.

      The Board has implemented a procedure for stockholders of the Company to send communications to the Board. Any stockholder desiring to communicate with the Board, a specific Committee or individual Directors may do so by writing to the Corporate Secretary who has been instructed by the Board to promptly forward all such communications to the addressee indicated thereon. In addition, any issue or concern may be addressed in a confidential or anonymous manner by submitting the same to the Company through its Ethics Hotline. Additional detail regarding stockholder communication to the Board can be found in the “Contact the Helmerich & Payne, Inc. Board of Directors” policy which is available on the Company’s website, www.hpinc.com.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

      The information contained in the following Summary Compensation Table for fiscal years 2004, 2003, and 2002 is furnished with respect to the named executive officers.

SUMMARY COMPENSATION TABLE

					Long-term Compensation

	Annual Compensation				Awards		Payouts

				(1)		(2)
				Other		Securities		(3)
				Annual	Restricted	Underlying	LTIP	All Other
				Compensation	Stock	Options	Payouts	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)	Awards($)	(#)	($)	($)

Hans Helmerich,	2004	517,318	158,000	1,177	—	90,000	—	33,766
President and	2003	514,320	-0-	1,239	—	90,000	—	36,366
CEO	2002	501,025	210,000	1,577	—	118,260	—	52,735

George S. Dotson,	2004	449,790	85,000	444	—	60,000	—	10,250
Vice President and	2003	447,099	-0-	922	—	60,000	—	31,990
President of	2002	435,684	190,000	1,034	—	78,840	—	37,691
Drilling Subsidiary

Douglas E. Fears,	2004	268,162	48,000	735	—	30,000	—	12,097
Vice President	2003	266,526	-0-	936	—	30,000	—	22,408
Finance & CFO	2002	259,715	180,000	911	—	39,420	—	22,081

Steven R. Mackey,	2004	223,819	40,000	689	—	25,000	—	8,489
Vice President,	2003	222,454	-0-	866	—	25,000	—	19,191
General Counsel	2002	216,770	160,000	615	—	32,850	—	18,418
and Secretary

(1)	The amounts specified in this column represent payments of estimated tax liability with respect to Company- provided health and retirement benefits. The aggregate amount of perquisites and other personal benefits was less than either $50,000 or 10% of the total annual salary and bonus reported for each of the named executive officers.

(2)	The number of shares underlying options granted and reflected in the table for fiscal year 2002 include the adjustment made after September 30, 2002, to reflect the change in value of the Company’s stock as a result of the spin-off of the Company’s former wholly-owned subsidiary, Cimarex Energy Co. The number of shares underlying such options were increased by a factor of 1.314 by reason of such adjustment.

(3)	With respect to each of the named executive officers, the amounts specified in this column represent the Company’s matching contributions to its 401(k) Plan and Non-qualified Supplemental Savings Plan on behalf of each such executive officer.

Stock Option Grants

      The following table provides information with respect to stock options granted to the named executive officers during fiscal year 2004.

OPTION GRANTS IN LAST FISCAL YEAR

					Grant Date
	Individual Grants				Value

		Percent of
	Number of	Total
	Securities	Options
	Underlying	Granted to
	Options	Employees	Exercise or		Grant Date
	Granted	in Fiscal	Base Price	Expiration	Present Value
Name	(#)(1)	Year	($/Sh)(2)	Date	$(3)

Hans Helmerich	90,000	19.7%	24.16	12/3/13	646,200
George S. Dotson	60,000	13.1%	24.16	12/3/13	430,800
Douglas E. Fears	30,000	6.6%	24.16	12/3/13	215,400
Steven R. Mackey	25,000	5.5%	24.16	12/3/13	179,500

(1)	These options were granted pursuant to the Helmerich & Payne, Inc. 2000 Stock Incentive Plan and are nonqualified stock options which vest annually in 25% increments, beginning one year from the date of grant.

(2)	The exercise price is the fair market value of the Company’s stock on the grant date.

(3)	The hypothetical present values on grant date were calculated under a modified Black-Scholes model, which is a mathematical formula used to value options. This formula considers a number of factors in hypothesizing an option’s present value. Factors used to value the options include the stock’s expected annual volatility rate (42.97%), risk free rate of return (4.27%), dividend yield (1.32%), term (10 years), and discounts for forfeiture of unvested shares (21.21%) and reduced term on vested shares (19.83%).

      The ultimate values of these options will depend on the future market price of the Company’s stock, which cannot be forecast with reasonable accuracy. The Company does not believe that the Black-Scholes model, whether modified or not modified, or any other valuation model, is a reliable method of computing the present value of the Company’s employee stock options. The actual value, if any, the optionee will realize will depend on the excess of the market value of the Company’s stock over the exercise price on the date of exercise.

Option Exercises and Holdings

      The following chart sets forth information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION VALUES

			Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-money
			Options at	Options at
			FY-End(#)	FY-End($)(1)

	Shares Acquired		Exercisable/	Exercisable/
Name	On Exercise(#)	Value Realized($)	Unexercisable	Unexercisable

Hans Helmerich	-0-	-0-	735,345 /	6,810,768 /
			246,195	949,356
George S. Dotson	10,000	196,558	484,610 /	4,398,946 /
			164,130	632,904
Douglas E. Fears	50,000	787,981	145,402 /	736,646 /
			82,065	316,451
Steven R. Mackey	21,893	302,088	100,589 /	428,570 /
			68,386	263,703

(1)	Fair market value used for computations in this column was $28.69 per share, which was the closing price of the Company’s common stock on September 30, 2004.

Summary of All Existing Equity Compensation Plans

      The following chart sets forth information concerning the equity compensation plans of the Company as of September 30, 2004.

EQUITY COMPENSATION PLAN INFORMATION

Number of securities
remaining available
		Weighted-	for future issuance
	Number of securities	average exercise	under equity
	to be issued upon	price of	compensation plans
	exercise of	outstanding	(excluding securities
	outstanding options,	options, warrants	reflected in column
Plan Category	warrants and rights	and rights	(a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	4,456,665	$22.028	1,157,805
Equity compensation plans not approved by security holders(2)	—	—	—
Total	4,456,665	$22.028	1,157,805

(1)	Includes the 1990 Stock Option Plan, the 1996 Stock Incentive Plan and the 2000 Stock Incentive Plan of the Company.

(2)	The Company does not maintain any equity compensation plans that have not been approved by the stockholders.

Long-term Incentive Plans

      The Company has no long-term incentive plans.

Pension Plans

      During fiscal 2003, the Company revised its pension plan to close the pension plan to new participants effective October 1, 2003, and reduced benefit accruals for current participants through September 30, 2006, at which time benefit accruals will be discontinued and the plan frozen.

      The pension benefit under the Company’s pension plan for time periods prior to October 1, 2003, is calculated pursuant to the following formula:

Compensation × 1.5% = Annual Pension Benefit.

      The pension benefit for the period commencing October 1, 2003 through September 30, 2006, is calculated as follows:

Compensation × 0.75% = Annual Pension Benefit.

      Pension benefits, which are accrued annually, are determined based on compensation received throughout a participant’s career. “Compensation” includes salary, bonus, vacation pay, sick pay, Section 401(k) elective deferrals, and Section 125 “cafeteria plan” deferrals. Therefore, the pension benefit is not determined primarily by final compensation and years of service.

      Based upon these formulas, an assumed annual salary and bonus growth rate of 6% and an age 65 retirement date, the estimated annual benefits payable to each named executive officer at retirement are:

		Annual
	Current	Retirement
Name	Age	Benefit(1)

Hans Helmerich	46	$150,481.68
George S. Dotson	64	$163,317.84
Douglas E. Fears	55	$62,820.00
Steven R. Mackey	54	$57,474.00

(1)	The annual retirement benefit has not been reduced for statutory compensation and benefit limits, as amounts over these limits would be payable pursuant to the Supplemental Retirement Income Plan for Salaried Employees of Helmerich & Payne, Inc. The benefits listed above are computed as a straight single life annuity and do not contemplate any reduction for Social Security or other offset amounts.

Report on Repricing of Options

      There were no adjustments or amendments to the exercise price of stock options previously awarded to any of the named executive officers during the last fiscal year.

Compensation Committee Interlocks and Insider Participation

      During fiscal 2004, the members of the Company’s Human Resources Committee were Ms. Marshall-Chapman and Messrs. Armstrong and Zeglis. No executive officer or Director of the Company has any relationship covered by the Compensation Committee Interlock and Insider Participation regulations.

Employment Contracts and Termination of Employment and Change-of-Control Arrangements

      Each of the named executive officers has entered into a Change of Control Agreement with the Company. If the Company terminates a named executive officer’s employment within 24 months after a change of control other than for cause, disability, death or the occurrence of a substantial downturn, or if any of the named executive officers terminates his employment for good reason within 24 months after a change of control (as such terms are defined in the Change of Control Agreement), any options or restricted stock granted to any of the named executive officers will vest in full and the Company will be required to pay or provide (i) a lump sum payment equal to two and one-half (2 1/2) times the base salary and annual bonus of Mr. Hans Helmerich and two (2) times the base salary and annual bonus of the other named executive officers, (ii) 24 months of benefit continuation, (iii) a prorated annual bonus, and (iv) up to $5,000 for out-placement counseling services; provided that the payments and benefits shall be provided only if a named executive officer executes and does not revoke a release of claims in the form attached to the Change of Control Agreement. The Change of Control Agreement is automatically renewed for successive two-year periods unless terminated by the Company.

      The Helmerich & Payne, Inc. 1990 Stock Option Plan, the Helmerich & Payne, Inc. 1996 Stock Incentive Plan and the Helmerich & Payne, Inc. 2000 Stock Incentive Plan contain a provision whereby all stock options and restricted stock will automatically become fully vested and immediately exercisable in the event of a “change of control” of the Company, as defined in such plans.

      If a named executive officer dies prior to age 65 while employed by the Company or after having retired under the Company’s pension plan, then pursuant to an agreement with each named executive officer, the surviving spouse of such deceased executive will be paid $2,250 per month for 120 consecutive months, commencing upon the date of death. Alternatively, if the named executive officer remains in the employment of the Company until age 65 or has retired under the provisions of the Company’s pension plan, then commencing on his 65th birthday such executive officer shall be paid $225 per month for 120 consecutive months.

Human Resources Committee Report

      All decisions regarding the compensation of the Company’s executive officers are made by the Human Resources Committee of the Board (“Committee”) and approved by the independent Directors as a group. Generally, the Committee meets in December following the end of a particular fiscal year to consider prospective calendar year salary adjustments and equity-based compensation, as well as to consider bonus compensation for executive officers for the prior fiscal year. The Committee also meets at other times during the year to review the structure of incentive compensation for executive officers, trends in executive compensation, the positioning of the Company’s executive compensation relative to competitor peer groups, and other factors relevant to establishing appropriate compensation.

Executive Officer Compensation Policies

      The Company’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company’s performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. The Committee relies in large part on compensation studies for the determination of competitive compensation. These studies include salary and bonus compensation data from several competitor companies including certain of those companies contained within the S&P 500 Oil & Gas Drilling Index. Also, when the Committee contemplates the awarding of stock options or restricted stock to its executives, it considers, among other things, the nature and value of stock awards made by competitor companies to their executive officers. In order to implement these objectives, the Company has developed a straightforward compensation package consisting of salary, annual bonus, and annual awards of stock options and/or restricted stock. Salary and bonus are primarily designed to reward current and past performance. Base salaries are set to recognize individual performance while attempting to generally approximate the median level of base salaries among the Company’s competitors. Annual bonuses to executive officers are awarded based upon the performance criteria and other factors contained within the bonus plan described below. Awards of stock options and/or restricted stock are primarily designed to tie a portion of each executive’s compensation to long-term future performance of the Company. The Committee believes that stock ownership by management through stock-based compensation arrangements is beneficial in aligning management’s and stockholders’ interests. The value of these awards will increase or decrease based upon the future price of the Company’s stock.

      During fiscal 2004, the Committee, with the assistance of its independent compensation consulting firm, reviewed the Company’s executive compensation practices. As a result of such review, the Committee significantly revised the annual bonus plan applicable to the executive officers. Such revisions emphasized quantifiable objective factors with regard to annual bonuses, modified corporate performance criteria and introduced relative shareholder return as an adjustment factor in the annual bonus calculation.

      At the outset of each fiscal year, each of the executive officers is assigned a target bonus award opportunity expressed as a percentage of base salary. Pursuant to the revised bonus plan, an executive officer’s bonus opportunity is based upon three weighted corporate performance criteria. These performance criteria and their weighting are: earnings per share (35%); return on invested capital (35%); and operating earnings before interest, taxes, depreciation and amortization (30%). Each performance criterion is assigned a threshold, target, as well as a higher “reach” target based upon the operating and capital budget approved by the Board. Actual fiscal year financial results are compared to plan targets in order to determine the amount of any executive officer bonus. The bonus, if any, is then subject to being increased or decreased by up to 30% based on the Committee’s overall assessment of the Company’s operational success and the Company’s relative shareholder return.

      Within this framework, the Committee determined that of the three performance criteria only the operating earnings before interest, taxes, depreciation and amortization (“operating EBITDA”) performance target was met in fiscal 2004, and only that component of the annual bonus would be awarded, adjusted downward by 15% to account for the Company’s performance on certain strategic objectives and its performance on total shareowner return relative to its competitors.

      During fiscal 2004, stock options were awarded to the executive officers and other key employees. In making these stock option awards, the Committee considered both individual performance and the value of stock option awards made by competitors.

      Section 162(m) of the Internal Revenue Code provides that certain compensation to certain executive officers in excess of $1 million annually will not be deductible for federal income tax purposes. The current compensation levels of the Company’s executive officers are well below the $1 million threshold. The Committee generally prefers to optimize the deductibility of compensation paid to the Company’s executive officers. However, if future compliance with Section 162(m) conflicts with the Company’s compensation policy or what is believed to be in the best interests of the Company or its stockholders, then future compensation arrangements may not be fully deductible under Section 162(m).

Compensation Paid to the Chief Executive Officer

      Mr. Helmerich’s compensation is determined in the same manner as described for the other executive officers. For fiscal 2004, Mr. Helmerich was paid a $158,000 bonus and was granted a 3% salary increase for calendar 2005. Mr. Helmerich’s bonus was paid as a result of the operating EBITDA target performance criterion being exceeded and the Committee’s 15% downward adjustment of such bonus in light of the Company’s performance on certain strategic objectives as well as its total shareowner return relative to certain components in fiscal 2004.

      The Committee awarded Mr. Helmerich stock options to purchase 90,000 shares of stock. The Committee based this award on its subjective assessment of Mr. Helmerich’s performance as CEO and the value of stock options awarded to competitor CEOs.

Submitted By The Human Resources Committee

William L. Armstrong	Paula Marshall-Chapman	John D. Zeglis

Audit Committee Report

      In conjunction with its activities during the fiscal year ended September 30, 2004, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management of the Company. The members of the Audit Committee have also discussed with the Company’s independent auditors the matters required to be discussed by Statement on Accounting Standards No. 61, as amended. The Audit Committee has received from the Company’s independent accountant the written disclosures and the letter required by Independence Standards Board Standard No. 1 and has discussed with the independent accountant the independent accountant’s independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Company’s Board that the audited financial statements be included in the Company’s Annual Report on Form  10-K for the Company’s fiscal year ended September 30, 2004.

Submitted By The Audit Committee

Glenn A. Cox	Edward B. Rust, Jr.	L.F. Rooney, III

Performance Graph

      The following performance graph reflects the yearly percentage change in the Company’s cumulative total stockholder return on common stock as compared with the cumulative total return of the S&P 500 Index and the S&P 500 Oil & Gas Drilling Index. All cumulative returns assume reinvestment of dividends and are calculated on a fiscal year basis ending on September 30 of each year.

CUMULATIVE TOTAL RETURN ON COMMON STOCK

INDEXED RETURNS

		Years Ending
	Base
	Period
	September	September	September	September	September	September
Company/Index	1999	2000	2001	2002	2003	2004

HELMERICH & PAYNE, INC.	100.00	144.10	104.98	138.92	141.92	157.71
S&P 500 INDEX	100.00	113.28	83.13	66.10	82.22	93.63
S&P 500 OIL & GAS DRILLING INDEX	100.00	181.03	83.73	91.61	98.78	141.72

Director Compensation

      During fiscal 2004, the Board revised the standard arrangements for non-employee Director compensation. Effective July 1, 2004, each non-employee Director receives a quarterly retainer of $7,500. The Audit Committee chair receives a quarterly retainer of $2,500 and the Human Resources Committee and Nominating and Corporate Governance Committee chairs each receive a quarterly retainer of $1,250. In addition, each member of the Audit Committee receives a quarterly retainer of $1,250. Also, each non-employee Director receives an annual option to purchase shares of common stock of the Company pursuant to the Helmerich & Payne, Inc. 2000 Stock Incentive Plan which have a value of $30,000 on the date of grant. All non-employee Directors are reimbursed for expenses incurred in connection with the attending of Board or Committee meetings. Mr. W. H. Helmerich, III receives no compensation from the Company for serving as its Chairman of the Board, nor do the employee Directors receive compensation for serving on the Board.

      The Company approved during fiscal 2004 the Director Deferred Compensation Plan (“Plan”). Effective October 1, 2004, the Plan permits each Director to defer into a separate account maintained by the Company all or a portion of such Director’s cash compensation paid by the Company for services as a Director. A Director may select between two deemed investment alternatives, being an interest investment alternative and a stock unit investment alternative. The interest investment alternative provides for the payment of interest on deferred amounts in the Director’s account at a rate equal to prime plus one percent. The stock unit investment alternative provides that the Company shall credit the Director’s account with the number of stock units determined by dividing the Director’s deferred compensation amount by the fair market value of a share of the Company’s common stock on the compensation deferral date. The Director’s account shall also be credited with any dividends that would have been paid by the Company had the Director held actual shares of the Company’s common stock. The account balance attributable to the stock unit investment alternative may increase or decrease depending upon fluctuations in the value of the Company’s common stock and the distribution of dividends. The stock units credited to a Director’s account is used solely as a device for the determination of the amount of cash payment to be distributed to the Director under the Plan. No Director would be entitled to a distribution of actual shares of the Company’s common stock or to any other stockholder rights with respect to the stock units credited under the Plan. Except for emergency withdrawals and a change of control event (as defined in the Plan), the deferred cash amounts in a Director’s account would not be paid until he or she ceases to be a Director. The Plan does not create a trust and the participating Directors would be general unsecured creditors of the Company. Since employee Directors do not receive compensation for serving on the Board, only non-employee Directors shall be able to participate in the Plan. The Plan is to be interpreted and administered by the Human Resources Committee of the Board.

      It is anticipated that there will be four regularly scheduled meetings of the Board during fiscal 2005.

Transactions with Management and Others

      Mr. W. H. Helmerich, III, Chairman of the Board, retired from the Company in December of 1989. Pursuant to a consulting agreement with the Company, he receives $154,800 per calendar year, plus reimbursement of reasonable business, travel, and other expenses in consideration of his agreement to provide advisory and consulting services (exclusive of services rendered by Mr. Helmerich as Chairman of the Board) to the Company. The consulting agreement is automatically renewed for successive one-year terms unless terminated by the Company or Mr. W. H. Helmerich, III.

      Mr. Rik Helmerich is a son of Mr. W. H. Helmerich, III and the brother of Mr. Hans Helmerich. The Company owns an outdoor shopping mall and leases space, at competitive rates, to one restaurant which is partially owned by Mr. Rik Helmerich. The restaurant also leases warehouse space, at competitive rates, from the Company. The annual rental paid by such restaurant to the Company in fiscal 2004 totaled $90,946.83.

Section 16(a) Beneficial Ownership Reporting Compliance

      For the fiscal year ended September 30, 2004, all reports were filed on a timely basis with the SEC, except Douglas E. Fears, Vice President, Finance and CFO of the Company, filed one Form 4 on February 24, 2004, rather than the due date of February 23, 2004. This report related, in part, to the sale of 10,000 shares of the Company’s common stock. In making this disclosure, the Company has relied solely upon the written representations of its Directors and executive officers, and copies of the reports they have filed with the SEC.

Independent Accountants

      The independent public accounting firm selected by the Company for the current year which audited the accounts of the Company for the fiscal year most recently completed is Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the stockholders’ meeting with the opportunity to make a statement if they so desire and to respond to appropriate questions.

Audit Fees

      The following table sets forth the aggregate fees and costs paid to Ernst & Young LLP during the last two fiscal years for professional services rendered to the Company:

	Years Ended
	September 30

	2004	2003

Audit Fees(1)	$388,142	$245,029
Audit-Related Fees(2)	51,380	50,280
Tax Fees(3)	98,192	110,435
All Other Fees	—	—

Total	$537,714	$405,744

(1)	For services for auditing the annual financial statements for the years ended September 30, 2004 and 2003 and the reviews of the financial statements included in the Company’s Form 10-Q reports and statutory audits required internationally for the fiscal years ended August 31, 2004 and 2003.

(2)	For the audits of the Company’s Employee Retirement Plan, 401(k) Savings Plan, Flexible Benefits Plan and Maintenance Costs of Common Area Facilities for a wholly-owned subsidiary.

(3)	For services rendered for tax compliance, tax advice and tax planning, including expatriate tax services.

      The Audit Committee reviews and pre-approves audit and non-audit services performed by the Company’s independent public accountant as well as the fee charged for such services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may delegate pre-approval authority for such services to one or more of its members, whose decisions are then presented to the full Audit Committee at its next scheduled meeting. For fiscal 2004, all of the audit and non-audit services provided by the Company’s independent public accountant were pre-approved by the Audit Committee in accordance with the Audit Committee Charter. In its review of all non-audit service fees, the Audit Committee considers among other things, the possible effect of such services on the auditor’s independence.

Stockholder Proposals

      The Company’s annual meeting for 2006 will be held Wednesday, March 1, 2006. Any stockholder wishing to submit a proposal to the vote of the stockholders at such 2006 annual meeting must submit such proposal or proposals in writing to the Company at its executive office in Tulsa, Oklahoma, Attention: Corporate Secretary, on or before September 28, 2005, in order for such proposal or proposals to be considered for inclusion in the Company’s proxy statement and accompanying proxy. For any other proposal that a stockholder wishes to have considered at the Company’s 2006 annual meeting, the Corporate Secretary must receive written notice of such proposal during the period beginning December 16, 2005, and ending January 10, 2006. Proposals which are not received in such time period will be considered untimely and the persons serving as proxies will have discretion on whether to vote on such matters at the meeting. In addition, proposals must also comply with the Company’s By-laws and the rules and regulations of the SEC.

Other Matters

      As of this date, management knows of no business which will come before the meeting other than that set forth in the notice of said meeting. If any other matter properly comes before the meeting, the persons named as proxies will vote on it in accordance with their best judgment.

By Order of the Board of Directors

STEVEN R. MACKEY
Secretary

Dated: January 26, 2005

Notice of Annual Meeting

of Stockholders

to be held

March 2, 2005

and

Proxy Statement

1437 SOUTH BOULDER AVENUE
TULSA, OKLAHOMA 74119

Proxy for Annual Meeting

HELMERICH & PAYNE, INC.

This Proxy Is Solicited by and on Behalf of the Board of Directors.

The undersigned hereby appoints as his/her proxies, with powers of substitution and revocation, W. H. Helmerich, III, Hans Helmerich, and Steven R. Mackey, or each of them (the “Proxies”), to vote all shares of Helmerich & Payne, Inc., which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Helmerich & Payne, Inc., to be held at Boulder Towers, Granite Room, 1st Floor, 1437 South Boulder Avenue, Tulsa, Oklahoma, on Wednesday, March 2, 2005, at 12:00 noon, Tulsa time, and all adjournments thereof.

1.	Nominees for Directors of the “Second Class” for a three-year term are William L. Armstrong, L. F. Rooney, III, and John D. Zeglis. DIRECTORS RECOMMEND A VOTE FOR ITEM 1.

☐ FOR all listed nominees	☐ WITHHOLD vote from	☐ WITHHOLD vote only from
all listed nominees

(Continued on Next Page)

(Continued from First Page)

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE WISHES OF THE STOCKHOLDER AS SPECIFIED IN THE SQUARES AND ON THE LINE PROVIDED ON THE REVERSE SIDE HEREOF; HOWEVER, IF NO SPECIFICATION IS MADE IN THE SQUARES OR ON THE LINE PROVIDED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FULL SLATE OF DIRECTORS. IF ANY OTHER MATTER SHOULD PROPERLY BE BROUGHT BEFORE THE MEETING, THE PERSONS NAMED AS PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THEIR BEST JUDGMENT.

     PLEASE COMPLETE, SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Dated: , 2005.

(Sign here exactly as name appears herein. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, guardian, or trustee, please give your full title as such. If a corporation, please sign in full corporate name by duly authorized officer and give title of officer. If a partnership, please sign in partnership name by authorized person.)

(Signature if held jointly)